Allergan Reports First Quarter 2019 Financial Results

-- Q1 2019 GAAP Net Revenues of $3.60 Billion --

-- Q1 2019 GAAP Loss Per Share of $7.25; Non-GAAP Performance Net Income Per Share of $3.79 --

-- Q1 2019 GAAP Operating Loss of $2.31 Billion; Non-GAAP Operating Income of $1.63 Billion --

-- Q1 2019 GAAP Net Revenue Driven by Growth in Top Promoted Products Including BOTOX®, VRAYLAR®, JUVÉDERM® Collection of Fillers and Lo LOESTRIN® --

-- Continues to Advance R&D Pipeline on Key Programs Including Ubrogepant for Migraine, Abicipar for Wet Age-Related Macular Degeneration (AMD) and Bimatoprost SR for Glaucoma; Cariprazine for Bipolar Depression sNDA Under FDA Review --

-- Raises Full-Year 2019 Guidance for Net Revenue and Non-GAAP Performance Net Income Per Share and Provides Second Quarter 2019 Guidance --

DUBLIN, May 7, 2019 /PRNewswire/ -- Allergan plc (NYSE: AGN) today reported its first quarter 2019 financial results including GAAP net revenues of $3.60 billion, a 2.0 percent decrease from the prior year quarter.

FIRST QUARTER 2019 FINANCIAL RESULTS

(unaudited; $ in millions, except per share amounts)	Q1 '19	Q1 '18	Q1 '19 v Q1 '18
Total Net Revenues	$3,597.1	$3,672.1	(2.0)%

Operating (Loss)	$(2,309.2)	$(654.0)	(253.1)%
Diluted EPS	$(7.25)	$(0.99)	(632.3)%
SG&A Expense	$1,112.3	$1,095.9	1.5%
R&D Expense	$435.0	$474.7	(8.4)%
Tax Rate	2.8%	70.6%	67.8%

Non-GAAP Net Revenues	$3,597.1	$3,672.1	(2.0)%
Non-GAAP Operating Income	$1,625.6	$1,759.1	(7.6)%
Non-GAAP Performance Net Income Per Share	$3.79	$3.74	1.3%
Non-GAAP Adjusted EBITDA	$1,737.0	$1,869.7	(7.1)%
Non-GAAP SG&A Expense	$1,096.2	$1,048.7	4.5%
Non-GAAP R&D Expense	$397.9	$355.8	11.8%
Non-GAAP Tax Rate	12.8%	14.1%	(1.3)%

Executive Commentary

"Our first quarter results reflected continued growth of our Core Business, which increased 4.4 percent year-over-year across our four key therapeutic areas. Growth of key products such as BOTOX® Cosmetic, BOTOX® Therapeutic, VRAYLAR®, JUVÉDERM® and Lo LOESTRIN® offset declines in products that lost exclusivity and products which were divested in 2018," said Brent Saunders, Chairman and CEO of Allergan. "Many key R&D programs have made steady progress and we now anticipate five regulatory approvals over the next 18 months. I appreciate the talented Allergan colleagues around the world who are bringing our products to patients who need them and positioning Allergan for a successful 2019 and beyond."

First Quarter 2019 Results

GAAP operating loss in the first quarter of 2019 was $2.31 billion, including the impact of impairments. Non-GAAP operating income in the first quarter of 2019 was $1.63 billion, a decrease of 7.6 percent versus the prior year quarter, impacted by lower operating margin and revenues due to the impact of divestitures, products that lost exclusivity and declines in textured breast implants and RESTASIS®. GAAP cash flow from operations for the first quarter of 2019 totaled $1.23 billion.

Operating Expenses

Total GAAP Selling, General and Administrative (SG&A) Expense was $1.11 billion for the first quarter 2019, an increase of 1.5 percent from the prior year quarter. Total non-GAAP SG&A expense was $1.10 billion for the first quarter 2019, an increase of 4.5 percent from the prior year quarter, primarily related to an increase in selling and marketing spending in Medical Aesthetics. GAAP R&D investment for the first quarter of 2019 was $435.0 million, compared to $474.7 million in the first quarter of 2018. Non-GAAP R&D investment for the first quarter 2019 was $397.9 million, an increase of 11.8 percent compared to the prior year quarter, due to increased direct project spend to support pipeline advancement.

Amortization, Tax and Capitalization

Amortization expense for the first quarter 2019 was $1.40 billion, compared to $1.70 billion in the first quarter of 2018. The Company's GAAP tax rate was 2.8 percent in the first quarter 2019. The Company's non-GAAP adjusted tax rate was 12.8 percent in the first quarter 2019. As of March 31, 2019, Allergan had cash and marketable securities of $1.78 billion and outstanding indebtedness of $23.53 billion.

Asset Sales & Impairments, Net and In-Process R&D Impairments

Allergan recorded a goodwill impairment of $2.47 billion in the three months ended March 31, 2019, primarily related to the failure of rapastinel in clinical trials for major depressive disorder, which resulted in a lower fair value of the General Medicine reporting unit compared to the fair value as of December 31, 2018. The Company excludes asset sales and impairments, net and in-process research and development impairments from its Non-GAAP performance net income attributable to shareholders as well as Adjusted EBITDA and Non-GAAP Operating Income.

FIRST QUARTER 2019 BUSINESS SEGMENT RESULTS

U.S. Specialized Therapeutics

U.S. Specialized Therapeutics net revenues were $1.54 billion in the first quarter of 2019, a decrease of 2.3 percent versus the prior year quarter. Demand growth in BOTOX® Therapeutic, BOTOX® Cosmetic and JUVÉDERM® Collection was partially offset by a decline in CoolSculpting® sales compared to the prior year quarter, lower RESTASIS® revenues due to lower net pricing, as well as the divestiture of the Company's Medical Dermatology business on September 20, 2018. Segment gross margin for the first quarter of 2019 was 92.2 percent. Segment contribution for the first quarter 2019 was $1.01 billion.

Medical Aesthetics

  Facial Aesthetics
    BOTOX® Cosmetic net revenues in the first quarter of 2019 were $229.5 million, an increase of 16.7 percent from the prior year quarter.
    JUVÉDERM® Collection (defined as JUVÉDERM®, VOLUMA® and other fillers) net revenues in the first quarter of 2019 were $129.7 million, an increase of 5.6 percent versus the prior year quarter.
  Regenerative Medicine
    ALLODERM® net revenues in the first quarter of 2019 were $95.0 million, a decrease of 4.5 percent versus the prior year quarter.
  Body Contouring
    CoolSculpting® net revenues (including both CoolSculpting® Systems/Applicators and Consumables) in the first quarter of 2019 were $62.9 million, a decrease of 27.8 percent from the prior year quarter.

Neurosciences & Urology

  BOTOX® Therapeutic net revenues in the first quarter of 2019 were $397.6 million, an increase of 5.8 percent versus the prior year quarter.

Eye Care

  RESTASIS® net revenues in the first quarter of 2019 were $231.7 million, a decrease of 9.4 percent versus the prior year quarter.
  ALPHAGAN®/COMBIGAN® net revenues in the first quarter of 2019 were $83.0 million, a decrease of 1.4 percent versus the prior year quarter.
  OZURDEX® net revenues in the first quarter of 2019 were $30.3 million, an increase of 18.8 percent versus the prior year quarter.

U.S. General Medicine

U.S. General Medicine net revenues in the first quarter of 2019 were $1.25 billion, an increase of 2.1 percent versus the prior year quarter, primarily due to growth in VRAYLAR® and Lo LOESTRIN®, partially offset by lower revenues from products that lost exclusivity. Segment gross margin for the first quarter of 2019 was 84.8 percent. Segment contribution for the first quarter 2019 was $805.1 million.

Central Nervous System

  VRAYLAR® net revenues were $143.7 million in the first quarter of 2019, an increase of 70.3 percent from the prior year quarter.
  VIIBRYD®/FETZIMA® net revenues in the first quarter of 2019 were $85.0 million, an increase of 18.5 percent from the prior year quarter.

Gastrointestinal, Women's Health & Diversified Brands

  LINZESS® net revenues in the first quarter of 2019 were $161.3 million, an increase of 1.3 percent versus the prior year quarter.
  Lo LOESTRIN® net revenues in the first quarter of 2019 were $125.8 million, an increase of 9.8 percent versus the prior year quarter.
  BYSTOLIC®/BYVALSON® net revenues in the first quarter of 2019 were $128.3 million, a decrease of 3.4 percent from the prior year quarter.

International

International net revenues in the first quarter of 2019 were $801.5 million, an increase of 1.3 percent versus the prior year quarter excluding foreign exchange impact, driven by growth in Facial Aesthetics partially impacted by regulatory changes for textured breast implants in certain international markets as well as lower glaucoma and eye drop revenues due to trade buying patterns. Segment gross margin for the first quarter of 2019 was 86.3 percent. Segment contribution was $428.5 million.

Facial Aesthetics

  BOTOX® Cosmetic net revenues in the first quarter of 2019 were $147.4 million, an increase of 8.5 percent versus the prior year quarter excluding foreign exchange impact.
  JUVÉDERM® Collection net revenues in the first quarter of 2019 were $157.8 million, an increase of 18.3 percent versus the prior year quarter excluding foreign exchange impact.

Eye Care

  LUMIGAN®/GANFORT® net revenues in the first quarter of 2019 were $85.1 million, a decrease of 7.8 percent versus the prior year quarter excluding foreign exchange impact.
  OZURDEX® net revenues in the first quarter of 2019 were $63.1 million, an increase of 6.7 percent versus the prior year quarter excluding foreign exchange impact.

Botox® Therapeutic

  BOTOX® Therapeutic net revenues in the first quarter of 2019 were $93.9 million, an increase of 6.7 percent versus the prior year quarter excluding foreign exchange impact.

PIPELINE UPDATE

Allergan R&D continues to advance its pipeline. During the first quarter of 2019, the Company's key late-stage clinical developments included (most recent listed first):

  Allergan and Molecular Partners announced topline safety results from the MAPLE study of abicipar for the treatment of neovascular age-related macular degeneration. The study used a modified manufacturing process and demonstrated decreased intraocular inflammation of 8.9 percent compared to greater than 15 percent in previous Phase 3 clinical trials. Allergan expects to submit a Biologics License Application (BLA) for abicipar with the U.S. Food and Drug Administration (FDA) in the first half of 2019.
  Allergan announced the FDA approved the company's supplemental New Drug Application (sNDA) for AVYCAZ® (ceftazidime and avibactam), expanding the label to include children and infants (patients three months and older) for the treatment of complicated intra-abdominal infections in combination with metronidazole and of complicated urinary tract infections.
  The FDA accepted Allergan's New Drug Application (NDA) for ubrogepant for the acute treatment of migraine. The NDA filing is based on positive results from two Phase 3 clinical trials demonstrating the efficacy, safety and tolerability of ubrogepant, an oral CGRP receptor antagonist, as well as two additional positive safety studies. A 10-month review period has been assigned with a Prescription Drug User Fee Act (PDUFA) date in the fourth quarter of 2019.
  The FDA accepted Allergan's supplemental biologics license applications (sBLAs) to expand the BOTOX® (onabotulinumtoxinA) label for the treatment of pediatric patients ages two years and older with upper and lower limb spasticity. The pediatric upper limb spasticity indication has been designated a 6-month Priority Review with a PDUFA date expected in the second quarter of 2019. The pediatric lower limb spasticity indication will undergo a standard 10-month review with a PDUFA date expected in the fourth quarter of 2019.
  Allergan announced topline results from three Phase 3 studies of rapastinel as an adjunctive treatment of Major Depressive Disorder. In all three pivotal acute studies, rapastinel did not meet primary and key secondary endpoints. Additionally, an interim analysis of a relapse prevention study of rapastinel suggested the primary and key secondary endpoints would not be met.
  Allergan reported positive topline results from two Phase 3 clinical trials of Bimatoprost SR, a first-in-class sustained-release, biodegradable implant for the reduction of intraocular pressure in patients with open-angle glaucoma or ocular hypertension. Allergan anticipates submitting an NDA to the FDA in the first half of 2019.

In addition to first quarter 2019 pipeline developments, Allergan anticipates a regulatory decision from the FDA in May 2019 for the Company's sNDA for VRAYLAR® (cariprazine) seeking to expand the indication to include the treatment of depressive episodes associated with bipolar I disorder (bipolar depression) in adults.

SECOND QUARTER AND FULL YEAR 2019 GUIDANCE

	Previous Guidance		Current Guidance
	Twelve Months Ending December 31, 2019		Twelve Months Ending December 31, 2019
	GAAP	NON-GAAP	GAAP	NON-GAAP

Total Net Revenues	$15.000 - $15.300 billion	$15.000 - $15.300 billion	$15.125 - $15.425 billion	$15.100 - $15.400 billion
Gross Margin (as a % of revenues)	85.0% - 85.5%	85.0% - 85.5%	85.0% - 85.5%	85.0% - 85.5%
SG&A Expense	$4.1 - $4.3 billion	$4.1 - $4.3 billion	$4.1 - $4.3 billion	$4.1 - $4.3 billion
R&D Expense	$1.8 - $1.9 billion	$1.6 - $1.7 billion	$1.8 - $1.9 billion	$1.6 - $1.7 billion
Net Interest Expense/Other Income (Expense)	~ $775.0 million	~ $800.0 million	~ $775.0 million	~ $800.0 million
Tax Rate	24.5% - 25.0%	13.0% - 13.5%	~ 1.0%	13.0% - 13.5%
Net Income / (Loss) Per Share[1]	≥ $1.14	≥ $16.36	> ($5.70)	> $16.55
Average 2019 Share Count[2]	~ 332.0 million	~ 332.0 million	~ 329.0 million	~ 332.0 million
Cash Flow from Operations	~ $5.0 - $5.5 billion	n.a.	~ $5.0 - $5.5 billion	n.a.

Three Months Ending June 30, 2019
			GAAP	NON-GAAP

Total Net Revenues			$3.875 - $4.025 billion	$3.850 - $4.000 billion
Net Income Per Share[1]			$0.50 - $0.70	$4.20 - $4.40

(1) GAAP represents EPS for ordinary shareholders. GAAP income per share includes the impact of amortization of approximately $5.6 billion. Non-GAAP represents performance net income per share.
(2) GAAP EPS shares do not include dilution of shares when earnings are a net loss. As such, the dilution impact of outstanding equity awards is not included in the forecasted shares.

FIRST QUARTER 2019 CONFERENCE CALL AND WEBCAST DETAILS

Allergan will host a conference call and webcast today, Tuesday, May 7, at 8:30 a.m. Eastern Time to discuss its first quarter 2019 results. The dial-in number to access the call is U.S./Canada (877) 251-7980, International (706) 643-1573, and the conference ID is 7466378. A replay of the conference call will also be available beginning approximately two hours after the call's conclusion and will remain available through 11:30 p.m. Eastern Time on June 7, 2019. The replay may be accessed by dialing (855) 859-2056 or (404) 537-3406 and entering the conference ID 7466378.

To access the webcast, please visit Allergan's Investor Relations website at https://www.allergan.com/investors/events-presentations. A replay of the webcast will also be available on Allergan's Investor Relations website.

Allergan Contacts:
Investors:
Manisha Narasimhan, PhD	(862) 261-7162
Christine Chiou	(862) 261-7396

Media:
Amy Rose	(862) 289-3072
Lisa Brown	(862) 261-7320

About Allergan plc

Allergan plc (NYSE: AGN), headquartered in Dublin, Ireland, is a global pharmaceutical leader focused on developing, manufacturing and commercializing branded pharmaceutical, device, biologic, surgical and regenerative medicine products for patients around the world. Allergan markets a portfolio of leading brands and best-in-class products primarily focused on four key therapeutic areas including medical aesthetics, eye care, central nervous system and gastroenterology. As part of its approach to delivering innovation for better patient care, Allergan has built one of the broadest pharmaceutical and device research and development pipelines in the industry.

With colleagues and commercial operations located in approximately 100 countries, Allergan is committed to working with physicians, healthcare providers and patients to deliver innovative and meaningful treatments that help people around the world live longer, healthier lives every day.

For more information, visit Allergan's website at www.Allergan.com.

Forward-Looking Statement

Statements contained in this press release that refer to future events or other non-historical facts are forward-looking statements that reflect Allergan's current perspective on existing trends and information as of the date of this release. Actual results may differ materially from Allergan's current expectations depending upon a number of factors affecting Allergan's business. These factors include, among others, the difficulty of predicting the timing or outcome of FDA approvals or actions, if any; the impact of competitive products and pricing; market acceptance of and continued demand for Allergan's products; the impact of uncertainty around timing of generic entry related to key products, including RESTASIS®, on our financial results; risks associated with divestitures, acquisitions, mergers and joint ventures; risks related to impairments; uncertainty associated with financial projections, projected debt reduction, projected cost reductions, projected synergies, restructurings, increased costs, and adverse tax consequences; difficulties or delays in manufacturing; and other risks and uncertainties detailed in Allergan's periodic public filings with the Securities and Exchange Commission, including but not limited to Allergan's Annual Report on Form 10-K for the year ended December 31, 2018. Except as expressly required by law, Allergan disclaims any intent or obligation to update these forward-looking statements.

The following presents Allergan plc's statement of operations for the three months ended March 31, 2019 and 2018:
Table 1
ALLERGAN PLC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in millions, except per share amounts)

	Three Months Ended
	March 31
	2019	2018
Net revenues	$3,597.1	$3,672.1

Operating expenses:
Cost of sales (excludes amortization and impairment of acquired intangibles including product rights)	497.8	522.8
Research and development	435.0	474.7
Selling, general and administrative	1,112.3	1,095.9
Amortization	1,399.4	1,697.6
In-process research and development impairments	-	522.0
Goodwill and other asset impairments / sales, net	2,461.8	13.1
Total operating expenses	5,906.3	4,326.1
Operating (loss)	(2,309.2)	(654.0)

Non-operating income (expense):
Interest income	21.3	17.3
Interest (expense)	(201.8)	(250.6)
Other income (expense), net	13.8	(78.8)
Total other income (expense), net	(166.7)	(312.1)
(Loss) before income taxes and noncontrolling interest	(2,475.9)	(966.1)
(Benefit) for income taxes	(68.6)	(682.2)
Net (loss)	(2,407.3)	(283.9)
(Income) attributable to noncontrolling interest	(0.7)	(2.2)
Net (loss) attributable to shareholders	(2,408.0)	(286.1)
Dividends on preferred shares	-	46.4
Net (loss) attributable to ordinary shareholders	$(2,408.0)	$(332.5)

(Loss) per share attributable to ordinary shareholders:
Net (loss) per share - basic	$(7.25)	$(0.99)
Net (loss) per share - diluted	(7.25)	(0.99)

Weighted average shares outstanding:
Basic	332.0	334.6
Diluted	332.0	334.6

The following table details Allergan plc's product revenue for significant promoted products globally, within the U.S., and international for the three months ended March 31, 2019 and 2018.

ALLERGAN PLC
NET REVENUES TOP GLOBAL PRODUCTS
(Unaudited; in millions)

	Three Months Ended March 31, 2019					Three Months Ended March 31, 2018					Movement
	US Specialized Therapeutics	US General Medicine	International	Corporate	Total	US Specialized Therapeutics	US General Medicine	International	Corporate	Total	Total Change	Total Change Percentage

Botox®	$627.1	$-	$241.3	$-	$868.4	$572.5	$-	$244.8	$-	$817.3	$51.1	6.3%
Restasis®	231.7	-	10.4	-	242.1	255.8	-	18.3	-	274.1	(32.0)	(11.7)%
Juvederm® Collection	129.7	-	157.8	-	287.5	122.8	-	146.1	-	268.9	18.6	6.9%
Lumigan®/Ganfort®	57.7	-	85.1	-	142.8	66.8	-	100.4	-	167.2	(24.4)	(14.6)%
Linzess®/Constella®	-	161.3	5.5	-	166.8	-	159.3	5.6	-	164.9	1.9	1.2%
Bystolic® /Byvalson®	-	128.3	0.4	-	128.7	-	132.8	0.5	-	133.3	(4.6)	(3.5)%
Alphagan®/Combigan®	83.0	-	37.6	-	120.6	84.2	-	44.2	-	128.4	(7.8)	(6.1)%
Lo Loestrin®	-	125.8	-	-	125.8	-	114.6	-	-	114.6	11.2	9.8%
Breast Implants	61.2	-	11.2	-	72.4	60.7	-	44.1	-	104.8	(32.4)	(30.9)%
Viibryd®/Fetzima®	-	85.0	2.1	-	87.1	-	71.7	1.5	-	73.2	13.9	19.0%
Eye Drops	49.4	-	55.4	-	104.8	46.2	-	68.8	-	115.0	(10.2)	(8.9)%
Asacol®/Delzicol®	-	24.7	10.3	-	35.0	-	38.2	11.7	-	49.9	(14.9)	(29.9)%
Coolsculpting® Consumables	47.8	-	17.8	-	65.6	53.4	-	8.1	-	61.5	4.1	6.7%
Coolsculpting® Systems & Add On Applicators	15.1	-	10.6	-	25.7	33.7	-	1.1	-	34.8	(9.1)	(26.1)%
Ozurdex ®	30.3	-	63.1	-	93.4	25.5	-	64.4	-	89.9	3.5	3.9%
Carafate ® /Sulcrate ®	-	54.3	0.6	-	54.9	-	56.0	0.7	-	56.7	(1.8)	(3.2)%
Aczone®	1.6	-	-	-	1.6	16.0	-	0.1	-	16.1	(14.5)	(90.1)%
Zenpep®	-	63.0	-	-	63.0	-	52.9	-	-	52.9	10.1	19.1%
Canasa®/Salofalk®	-	10.2	3.6	-	13.8	-	38.6	4.2	-	42.8	(29.0)	(67.8)%
Vraylar®	-	143.7	-	-	143.7	-	84.4	-	-	84.4	59.3	70.3%
Saphris®	-	31.9	-	-	31.9	-	32.7	-	-	32.7	(0.8)	(2.4)%
Viberzi®	-	37.2	0.3	-	37.5	-	35.9	0.1	-	36.0	1.5	4.2%
Teflaro®	-	33.5	0.2	-	33.7	-	32.2	-	-	32.2	1.5	4.7%
Namzaric®	-	23.4	-	-	23.4	-	33.4	-	-	33.4	(10.0)	(29.9)%
Rapaflo®	11.8	-	0.6	-	12.4	22.8	-	1.2	-	24.0	(11.6)	(48.3)%
Skin Care	34.7	-	2.7	-	37.4	31.9	-	3.8	-	35.7	1.7	4.8%
Kybella® /Belkyra®	7.3	-	1.6	-	8.9	8.2	-	1.4	-	9.6	(0.7)	(7.3)%
Alloderm®	95.0	-	1.6	-	96.6	99.5	-	2.2	-	101.7	(5.1)	(5.0)%
Dalvance®	-	12.0	-	-	12.0	-	11.9	-	-	11.9	0.1	0.8%
Avycaz®	-	29.7	-	-	29.7	-	21.8	-	-	21.8	7.9	36.2%
Liletta®	-	14.8	-	-	14.8	-	8.1	-	-	8.1	6.7	82.7%
Namenda®	-	9.5	-	-	9.5	-	40.6	-	-	40.6	(31.1)	(76.6)%
Armour Thyroid	-	50.0	-	-	50.0	-	48.2	-	-	48.2	1.8	3.7%
Savella®	-	20.7	-	-	20.7	-	19.9	-	-	19.9	0.8	4.0%
Other Products Revenues	59.5	190.9	81.7	2.8	334.9	78.6	190.5	90.7	5.8	365.6	(30.7)	(8.4)%
Total Net Revenues	$1,542.9	$1,249.9	$801.5	$2.8	3,597.1	$1,578.6	$1,223.7	$864.0	$5.8	3,672.1	$(75.0)	(2.0)%

[1] Botox® is comprised of the following:
Botox® Therapeutics	397.6	-	93.9	-	491.5	375.8	-	96.2	-	472.0	19.5	4.1%
Botox® Cosmetics	229.5	-	147.4	-	376.9	196.7	-	148.6	-	345.3	31.6	9.2%

The following table presents Allergan plc's Condensed Consolidated Balance Sheets as of March 31, 2019 and December 31, 2018.
Table 3
ALLERGAN PLC
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited; in millions)
	March 31	December 31,
	2019	2018

Assets
Cash and cash equivalents	$788.5	$880.4
Marketable securities	995.2	1,026.9
Accounts receivable, net	2,731.2	2,868.1
Inventories	943.2	846.9
Prepaid expenses and other current assets	785.5	819.1
Assets held for sale	942.9	916.2
Property, plant and equipment, net	1,781.1	1,787.0
Investments and other assets	3,012.1	3,034.3
Right of use asset - operating leases	455.4	-
Product rights and other intangibles	42,264.6	43,695.4
Goodwill	43,336.6	45,913.3
Total assets	$98,036.3	$101,787.6

Liabilities & Equity
Current liabilities	$4,761.3	$4,859.6
Lease liability	531.3	$-
Current and long-term debt and capital leases	23,525.9	23,797.7
Deferred income taxes and other liabilities	7,658.2	7,999.3
Total equity	61,559.6	65,131.0
Total liabilities and equity	$98,036.3	$101,787.6

The following table presents Allergan plc's Consolidated Statements of Cash Flows for the three months ended March 31, 2019 and 2018.
Table 4
ALLERGAN PLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in millions)
	Three Months Ended March 31,
	2019	2018
Cash Flows From Operating Activities:
Net (loss) / income	$(2,407.3)	$(283.9)
Reconciliation to net cash provided by operating activities:
Depreciation	47.5	56.1
Amortization	1,399.4	1,697.6
Provision for inventory reserve	18.8	14.2
Share-based compensation	52.3	72.5
Deferred income tax benefit	(229.7)	(1,026.4)
In-process research and development impairments	-	522.0
Goodwill and other impairments and asset sales, net	2,461.8	13.1
Loss on forward sale of Teva shares	-	77.7
Non-cash extinguishment of debt	0.3	-
Amortization of deferred financing costs	4.6	6.3
Non-cash lease expense	30.1	-
Contingent consideration adjustments, including accretion	18.7	5.3
Other, net	(10.3)	6.5
Changes in assets and liabilities (net of effects of acquisitions):
Decrease / (increase) in accounts receivable, net	132.4	259.1
Decrease / (increase) in inventories	(128.3)	(52.7)
Decrease / (increase) in prepaid expenses and other current assets	36.2	(0.6)
Increase / (decrease) in accounts payable and accrued expenses	(199.8)	(231.6)
Increase / (decrease) in income and other taxes payable	60.0	336.6
Increase / (decrease) in other assets and liabilities	(52.7)	(13.5)
Net cash provided by operating activities	1,234.0	1,458.3
Cash Flows From Investing Activities:
Additions to property, plant and equipment	(64.8)	(46.4)
Additions to product rights and other intangibles	(7.5)	-
Additions to investments	(538.2)	(1,455.9)
Proceeds from sale of investments and other assets	569.1	4,889.5
Payments to settle Teva related matters	-	(466.0)
Proceeds from sales of property, plant and equipment	17.2	11.1
Acquisitions of businesses, net of cash acquired	(80.6)	-
Net cash (used in) investing activities	(104.8)	2,932.3
Cash Flows From Financing Activities:
Proceeds from borrowings on long-term indebtedness, including credit facility	-	709.0
Proceeds from Forward Sale of Teva securities	-	372.3
Payments on debt, including capital lease obligations	(159.4)	(4,322.1)
Proceeds from stock plans	9.7	35.5
Other financing, including contingent consideration	(2.0)	(9.3)
Payments to settle Teva related matters	-	(234.0)
Repurchase of ordinary shares	(829.2)	(1,439.6)
Dividends	(246.1)	(319.5)
Net cash (used in) financing activities	(1,227.0)	(5,207.7)
Effect of currency exchange rate changes on cash and cash equivalents	5.9	(5.3)
Net increase / (decrease) in cash and cash equivalents	(91.9)	(822.4)
Cash and cash equivalents at beginning of period	880.4	1,817.2
Cash and cash equivalents at end of period	$788.5	$994.8

Non-GAAP performance net income per share is used by management as one of the primary metrics in evaluating the Company's performance.  We believe that Non-GAAP performance net income per share enhances the comparability of our results between periods and provides additional information and transparency to investors on adjustments and other items that are not indicative of the Company's current and future operating performance.  These are the financial measures used by our management team to evaluate our operating performance and make day to day operating decisions.  We define non-GAAP adjustments to the reported GAAP measures as GAAP results adjusted for the following net of tax: (i) amortization expenses, (ii) global supply chain and operational excellence initiatives or other restructurings of a similar nature, (iii) acquisition, divestiture, integration and licensing charges, (iv) accretion and fair market value adjustments on contingent liabilities, (v) impairment/asset sales and related costs, including the exclusion of discontinued operations, (vi) legal settlements and (vii) other unusual charges or expenses.  Non-GAAP performance net income per share is not, and should not be viewed as, a substitute for reported GAAP continuing operations loss per share.  The Company has consistently excluded amortization and impairments of all intangible assets, including the product rights that generate a significant portion of our ongoing revenue. The Company's total accumulated amortization, including impairments of currently marketed products, related to our intangible assets as of March 31, 2019 and December 31, 2018 was $33.6 billion and $32.3 billion, respectively, and is expected to continue to be a material non-GAAP adjustment.  The following table presents Allergan plc's GAAP to Non-GAAP adjustments for the three months ended March 31, 2019 and 2018:

Table 5
ALLERGAN PLC
GAAP TO NON-GAAP ADJUSTMENTS
(Unaudited; in millions)

	Three Months Ended March 31, 2019
	Net Revenue	COGS	Research & Development	Selling & Marketing	General & Administrative	Amortization	Asset sales & Impairments, net	Interest expense, net	Other income (expense)	Income taxes
GAAP	$3,597.1	$497.8	$435.0	$804.0	$308.3	$1,399.4	$2,461.8	$(180.5)	$13.8	$(68.6)

Purchase accounting impact on stock-based compensation for acquired awards	-	(0.3)	(0.4)	(0.9)	(0.3)	-	-	-	-	-
Severance due to integration of acquired entities	-	-	-	-	(0.8)	-	-	-	-	-
Non-acquisition related severance and restructuring	-	(4.6)	-	1.8	(0.1)	-	-	-	-	-
Costs associated with disposed businesses	-	-	-	-	(0.3)	-	-	-	-	-
Integration charges of acquired businesses	-	-	(0.1)	-	(4.3)	-	-	-	-	-
Milestones and upfront expenses for asset acquisitions
Akarna Therapeutics, Ltd	-	-	(10.0)	-	-	-	-	-	-	-
Other	-	-	(24.1)	-	-	-	-	-	-	-
Accretion and fair-value adjustments to contingent consideration	-	(16.2)	(2.5)	-	-	-	-	-	-	-
Non-cash amortization of debt premium recognized in purchase accounting	-	-	-	-	-	-	-	(5.5)	-	-
Impairment of goodwill	-	-	-	-	-	-	(2,467.0)	-	-	-
Asset sales and impairments, other	-	-	-	-	-	-	5.2	-	-	-
Litigation settlement related charges	-	-	-	-	(10.4)	-	-	-	-	-
Other adjustments	-	-	-	-	(0.8)	(1,399.4)	-	-	(0.3)	-
Income taxes on pre-tax adjustments	-	-	-	-	-	-	-	-	-	186.6
Discrete income tax events	-	-	-	-	-	-	-	-	-	68.4

Non-GAAP Adjusted	$3,597.1	$476.7	$397.9	$804.9	$291.3	$-	$-	$(186.0)	$13.5	$186.4

	Three Months Ended March 31, 2018
	Net Revenue	COGS	Research & Development	Selling & Marketing	General & Administrative	Amortization	Asset sales & Impairments, net	Interest expense, net	Other income (expense)	Income taxes
GAAP	$3,672.1	$522.8	$474.7	$800.0	$295.9	$1,697.6	$535.1	$(233.3)	$(78.8)	$(682.2)

Purchase accounting impact on stock-based compensation for acquired awards	-	(1.1)	(2.8)	(4.3)	(1.6)	-	-	-	-	-
Severance due to integration of acquired entities	-	-	-	(0.7)	(0.5)	-	-	-	-	-
Non-acquisition related severance and restructuring	-	(12.6)	(0.6)	(10.3)	(7.3)	-	(13.6)	-	-	-
Costs associated with disposed businesses	-	(0.5)	-	-	(2.6)	-	-	-	-	-
Integration charges of acquired businesses	-	-	(0.2)	(0.2)	(10.7)	-	-	-	-	-
Milestones and upfront expenses for asset acquisitions
Chase Pharmaceuticals Corporation	-	-	(75.0)	-	-	-	-	-	-	-
Repros Therapeutics, Inc.	-	-	(33.2)	-	-	-	-	-	-	-
Other	-	-	(5.2)	-	-	-	-	-	-	-
Accretion and fair-value adjustments to contingent consideration	-	(3.4)	(1.9)	-	-	-	-	-	-	-
Non-cash amortization of debt premium recognized in purchase accounting	-	-	-	-	-	-	-	(4.8)	-	-
Impairment of RORgt IPR&D product	-	-	-	-	-	-	(522.0)	-	-	-
Asset sales and impairments, other	-	-	-	-	-	-	0.5	-	-	-
Loss on Teva shares	-	-	-	-	-	-	-	-	77.7	-
Litigation settlement related charges	-	-	-	-	(10.3)	-	-	-	-	-
Other adjustments	-	-	-	-	1.3	(1,697.6)	-	-	-	-
Income taxes on pre-tax adjustments	-	-	-	-	-	-	-	-	-	437.8
Discrete income tax events	-	-	-	-	-	-	-	-	-	459.6

Non-GAAP Adjusted	$3,672.1	$505.2	$355.8	$784.5	$264.2	$-	$-	$(238.1)	$(1.1)	$215.2

The non-GAAP income tax expense is determined based on our pre-tax income, adjusted for non-GAAP items on a jurisdiction by jurisdiction basis. The non-GAAP effective tax rate in the three months ended March 31, 2019 was impacted by U.S. income taxed at rates higher than the Irish statutory rate, partially offset by income earned in jurisdictions with tax rates lower than the Irish statutory rate.

The non-GAAP effective tax rate for the three months ended March 31, 2019 excludes a net discrete tax benefit of approximately $68.4 million related to the recognition of an outside basis difference offset by share-based compensation and other individually insignificant items.

The following table presents a reconciliation of Allergan plc's reported net (loss) / income from continuing operations attributable to shareholders and diluted earnings per share to non-GAAP performance net income and non-GAAP performance net income per share for the three months ended March 31, 2019 and 2018:

Table 6
ALLERGAN PLC
RECONCILIATION TABLE
(Unaudited; in millions except per share amounts)

	Three Months Ended
	March 31,
	2019	2018

GAAP to Non-GAAP Performance net income calculation

GAAP (loss) / income from continuing operations attributable to shareholders	$(2,408.0)	$(286.1)
Adjusted for:
Amortization	1,399.4	1,697.6
Acquisition, divestiture and licensing (income) / charges	36.5	210.2
Accretion and fair-value adjustments to contingent consideration	18.7	5.3
Goodwill and other impairments and asset sales, net and related costs	2,461.8	535.1
Other	-	-
Non-acquisition restructurings, including Global Supply Chain initiatives	2.9	30.8
Legal settlements	10.4	10.3
Income taxes on items above and other discrete income tax adjustments	(255.0)	(897.4)
Non-GAAP performance net income attributable to shareholders	$1,266.7	$1,305.8

Diluted earnings per share

Diluted (loss) / income per share from continuing operations attributable to shareholders- GAAP	$(7.25)	$(0.86)

Non-GAAP performance net income per share attributable to shareholders	$3.79	$3.74

Basic weighted average ordinary shares outstanding	332.0	334.6
Effect of dilutive securities:
Dilutive shares	2.4	14.1
Diluted weighted average ordinary shares outstanding	334.4	348.7

We define adjusted EBITDA as an amount equal to consolidated net income / (loss) from continuing operations attributable to shareholders for such period adjusted for the following: (i) interest expense, (ii) interest income, (iii) (benefit) for income taxes, (iv) depreciation and amortization expenses, (v) share-based compensation expense, (vi) asset impairment charges and losses / (gains) and expenses associated with the sale of assets, including the exclusion of discontinued operations, (vii) business restructuring charges associated with Allergan's global supply chain and operational excellence initiatives or other restructurings of a similar nature, (viii) costs and charges associated with the acquisition and divestitures of businesses and assets including, but not limited to, milestone payments, integration charges, other charges associated with the revaluation of assets or liabilities and charges associated with the revaluation of acquisition related contingent liabilities that are based in whole or in part on future estimated cash flows, (ix) litigation charges and settlements and (x) other unusual charges or expenses. We define non-GAAP operating income as adjusted EBITDA including depreciation and certain share-based compensation charges and excluding dividend income, fair value accounting results included within other income (expense), net and other-than-temporary investment impairments included within other income (expense), net.

The following table presents a reconciliation of Allergan plc's reported net (loss) from continuing operations attributable to shareholders for the three months ended March 31, 2019 and 2018 to adjusted EBITDA and Non-GAAP Operating Income:

Table 7
ALLERGAN PLC
ADJUSTED EBITDA and NON-GAAP OPERATING INCOME, RECONCILIATION TABLE
(Unaudited; in millions)

	Three Months Ended
	March 31,
	2019	2018

GAAP (loss) / income from continuing operations attributable to shareholders	$(2,408.0)	$(286.1)
Plus:
Interest expense	201.8	250.6
Interest income	(21.3)	(17.3)
(Benefit) for income taxes	(68.6)	(682.2)
Depreciation	47.5	56.1
Amortization	1,399.4	1,697.6
EBITDA	$(849.2)	$1,018.7
Adjusted for:
Acquisition, divestiture and licensing charges	40.1	197.0
Goodwill and other impairments and asset sales, net and related costs	2,461.8	535.1
Other	-	-
Non-acquisition restructurings, including Global Supply Chain initiatives, excluding depreciation	2.9	30.8
Legal settlements	10.4	10.3
Accretion and fair-value adjustments to contingent consideration	18.7	5.3
Share-based compensation including cash settlements	52.3	72.5
Adjusted EBITDA	$1,737.0	$1,869.7
Adjusted for:
Depreciation	(47.5)	(56.1)
Other income (expense) related to fair value accounting	(13.5)	-
Share-based compensation not related to restructuring charges and purchase accounting impact on stock-based compensation for acquired awards	(50.4)	(54.5)
Non-GAAP Operating Income	$1,625.6	$1,759.1

The following table details Allergan plc's segment contribution reconciled to the non-GAAP contribution for the same financial statement line items for the three months ended March 31, 2019 and 2018. Included within our corporate function are shared costs, including above site and unallocated costs associated with running our global manufacturing facilities, corporate general and administrative expenses and corporate initiatives.

										Table 8
ALLERGAN PLC
Segment Contribution to Non-GAAP Allergan plc Contribution
(Unaudited; $ in millions)

	Three Months Ended March 31, 2019					Three Months Ended March 31, 2018
	US Specialized Therapeutics Segment	US General Medicine Segment	International Segment	Corporate	Total	US Specialized Therapeutics Segment	US General Medicine Segment	International Segment	Corporate	Total
Net revenues	$1,542.9	$1,249.9	$801.5	$2.8	$3,597.1	$1,578.6	$1,223.7	$864.0	$5.8	$3,672.1
Operating expenses:
Cost of sales(1)	120.1	190.5	109.7	56.4	476.7	134.2	182.6	120.9	67.5	505.2
Selling and marketing	356.8	210.5	237.6	-	804.9	313.2	225.5	245.7	0.1	784.5
General and administrative	54.6	43.8	25.7	167.2	291.3	50.2	38.9	31.4	143.7	264.2
Segment contribution	$1,011.4	$805.1	$428.5	$(220.8)	$2,024.2	$1,081.0	$776.7	$466.0	$(205.5)	$2,118.2
Segment margin	65.6%	64.4%	53.5%	n.m.	56.3%	68.5%	63.5%	53.9%	n.m.	57.7%
Segment gross margin(2)	92.2%	84.8%	86.3%	n.m.	86.7%	91.5%	85.1%	86.0%	n.m.	86.2%

(1) Excludes amortization and impairment of acquired intangibles including product rights.
(2) Defined as net revenues less segment related cost of sales as a percentage of net revenues.

The following table details Allergan plc's product revenue for significant promoted products within the US Specialized Therapeutics segment for the three months ended March 31, 2019 and 2018.
Table 9
ALLERGAN PLC
US Specialized Therapeutics Product Revenue
(Unaudited; in millions)

	Three Months Ended March 31,		Change
	2019	2018	Dollars	%
Total Eye Care	$465.1	$491.1	$(26.0)	(5.3)%
Restasis®	231.7	255.8	(24.1)	(9.4)%
Alphagan®/Combigan®	83.0	84.2	(1.2)	(1.4)%
Lumigan®/Ganfort®	57.7	66.8	(9.1)	(13.6)%
Ozurdex®	30.3	25.5	4.8	18.8%
Eye Drops	49.4	46.2	3.2	6.9%
Other Eye Care	13.0	12.6	0.4	3.2%
Total Medical Aesthetics	648.2	635.6	12.6	2.0%
Facial Aesthetics	366.5	327.7	38.8	11.8%
Botox® Cosmetics	229.5	196.7	32.8	16.7%
Juvederm® Collection	129.7	122.8	6.9	5.6%
Kybella®	7.3	8.2	(0.9)	(11.0)%
Plastic Surgery	61.2	60.7	0.5	0.8%
Breast Implants	61.2	60.7	0.5	0.8%
Regenerative Medicine	122.9	128.2	(5.3)	(4.1)%
Alloderm®	95.0	99.5	(4.5)	(4.5)%
Other Regenerative Medicine	27.9	28.7	(0.8)	(2.8)%
Body Contouring	62.9	87.1	(24.2)	(27.8)%
Coolsculpting® Systems & Add On Applicators	15.1	33.7	(18.6)	(55.2)%
Coolsculpting® Consumables	47.8	53.4	(5.6)	(10.5)%
Skin Care(3)	34.7	31.9	2.8	8.8%
Total Medical Dermatology	6.1	36.7	(30.6)	(83.4)%
Aczone®	1.6	16.0	(14.4)	(90.0)%
Other Medical Dermatology(4)	4.5	20.7	(16.2)	(78.3)%
Total Neuroscience & Urology	409.4	398.6	10.8	2.7%
Botox® Therapeutics(5)	397.6	375.8	21.8	5.8%
Rapaflo®	11.8	22.8	(11.0)	(48.2)%
Other Revenues	14.1	16.6	(2.5)	(15.1)%
Net Revenues	$1,542.9	$1,578.6	$(35.7)	(2.3)%

Operating expenses:
Cost of sales(1)	120.1	134.2	(14.1)	(10.5)%
Selling and marketing	356.8	313.2	43.6	13.9%
General and administrative	54.6	50.2	4.4	8.8%
Segment contribution	$1,011.4	$1,081.0	$(69.6)	(6.4)%
Segment margin	65.6%	68.5%		(2.9)%
Segment gross margin(2)	92.2%	91.5%		0.7%
(1) Excludes amortization and impairment of acquired intangibles including product rights, as well as indirect cost of sales not attributable to segment results.
(2) Defined as net revenues less segment related cost of sales as a percentage of net revenues.
(3) Includes SkinMedica® and Latisse®.
(4) Includes Tazorac® sales of $9.4 million which were previously disclosed separately in the three months ended March 31, 2018.
(5) Includes Botox® Hyperhidrosis of $17.3 million which was previously disclosed under Medical Dermatology in the three months ended March 31, 2018.

The following table details Allergan plc's product revenue for significant promoted products within the US General Medicine segment for the three months ended March 31, 2019 and 2018.
Table 10
ALLERGAN PLC
US General Medicine Product Revenue
(Unaudited; in millions)

	Three Months Ended March 31,		Change
	2019	2018	Dollars	%
Total Central Nervous System (CNS)	$293.5	$262.8	$30.7	11.7%
Vraylar®	143.7	84.4	59.3	70.3%
Viibryd®/Fetzima®	85.0	71.7	13.3	18.5%
Saphris®	31.9	32.7	(0.8)	(2.4)%
Namzaric®	23.4	33.4	(10.0)	(29.9)%
Namenda ®(3)	9.5	40.6	(31.1)	(76.6)%
Total Gastrointestinal (GI)	358.2	388.7	(30.5)	(7.8)%
Linzess®	161.3	159.3	2.0	1.3%
Zenpep®	63.0	52.9	10.1	19.1%
Carafate®/Sulcrate®	54.3	56.0	(1.7)	(3.0)%
Viberzi®	37.2	35.9	1.3	3.6%
Asacol®/Delzicol®	24.7	38.2	(13.5)	(35.3)%
Canasa®/Salofalk®	10.2	38.6	(28.4)	(73.6)%
Other GI	7.5	7.8	(0.3)	(3.8)%
Total Women's Health	201.0	163.3	37.7	23.1%
Lo Loestrin®	125.8	114.6	11.2	9.8%
Liletta®	14.8	8.1	6.7	82.7%
Other Women's Health(4)(5)	60.4	40.6	19.8	48.8%
Total Anti-Infectives	81.6	71.6	10.0	14.0%
Teflaro®	33.5	32.2	1.3	4.0%
Avycaz®	29.7	21.8	7.9	36.2%
Dalvance®	12.0	11.9	0.1	0.8%
Other Anti-Infectives	6.4	5.7	0.7	12.3%
Diversified Brands	270.9	274.9	(4.0)	(1.5)%
Bystolic® /Byvalson®	128.3	132.8	(4.5)	(3.4)%
Armour Thyroid	50.0	48.2	1.8	3.7%
Savella®	20.7	19.9	0.8	4.0%
Other Diversified Brands(6)(7)	71.9	74.0	(2.1)	(2.8)%
Other Revenues	44.7	62.4	(17.7)	(28.4)%
Net revenues	$1,249.9	$1,223.7	$26.2	2.1%

Operating expenses:
Cost of sales(1)	190.5	182.6	7.9	4.3%
Selling and marketing	210.5	225.5	(15.0)	(6.7)%
General and administrative	43.8	38.9	4.9	12.6%
Segment contribution	$805.1	$776.7	$28.4	3.7%
Segment margin	64.4%	63.5%		0.9%
Segment gross margin(2)	84.8%	85.1%		(0.3)%
(1) Excludes amortization and impairment of acquired intangibles including product rights, as well as indirect cost of sales not attributable to segment results.
(2) Defined as net revenues less segment related cost of sales as a percentage of net revenues.
(3) Includes Namenda XR® and Namenda® IR.
(4) Includes Estrace® Cream sales of $6.4 million which were previously disclosed separately in the three months ended March 31, 2018.
(5) Includes Minastrin® 24 sales of $5.2 million which were previously disclosed separately in the three months ended March 31, 2018.
(6) Includes Lexapro® sales of $14.7 million which were previously disclosed separately in the three months ended March 31, 2018.
(7) Includes PacPharma sales of $4.4 million which were previously disclosed separately in the three months ended March 31, 2018.

The following table details Allergan plc's product revenue for significant promoted products within the International segment for the three months ended March 31, 2019 and 2018.
Table 11
ALLERGAN PLC
International Product Revenue
(Unaudited; in millions)

	Three Months Ended March 31,		Change
	2019	2018	Dollars	%
Total Eye Care	$291.8	$343.7	$(51.9)	(15.1)%
Lumigan®/Ganfort®	85.1	100.4	(15.3)	(15.2)%
Alphagan®/Combigan®	37.6	44.2	(6.6)	(14.9)%
Ozurdex®	63.1	64.4	(1.3)	(2.0)%
Eye Drops(3)	55.4	68.8	(13.4)	(19.5)%
Restasis®	10.4	18.3	(7.9)	(43.2)%
Other Eye Care	40.2	47.6	(7.4)	(15.5)%
Total Medical Aesthetics	352.8	358.5	(5.7)	(1.6)%
Facial Aesthetics	306.8	296.1	10.7	3.6%
Botox® Cosmetics	147.4	148.6	(1.2)	(0.8)%
Juvederm® Collection	157.8	146.1	11.7	8.0%
Belkyra® (Kybella®)	1.6	1.4	0.2	14.3%
Plastic Surgery	11.6	44.5	(32.9)	(73.9)%
Breast Implants	11.2	44.1	(32.9)	(74.6)%
Other Plastic Surgery	0.4	0.4	-	0.0%
Regenerative Medicine	3.3	4.9	(1.6)	(32.7)%
Alloderm®	1.6	2.2	(0.6)	(27.3)%
Other Regenerative Medicine	1.7	2.7	(1.0)	(37.0)%
Body Contouring	28.4	9.2	19.2	n.m.
Coolsculpting® Systems & Add On Applicators	10.6	1.1	9.5	n.m.
Coolsculpting® Consumables	17.8	8.1	9.7	n.m.
Skin Care	2.7	3.8	(1.1)	(28.9)%
Botox® Therapeutics and Other	138.8	149.7	(10.9)	(7.3)%
Botox® Therapeutics	93.9	96.2	(2.3)	(2.4)%
Asacol®/Delzicol®	10.3	11.7	(1.4)	(12.0)%
Constella®	5.5	5.6	(0.1)	(1.8)%
Other Products	29.1	36.2	(7.1)	(19.6)%
Other Revenues	18.1	12.1	6.0	49.6%
Net revenues	$801.5	$864.0	$(62.5)	(7.2)%

Operating expenses:
Cost of sales(1)	109.7	120.9	(11.2)	(9.3)%
Selling and marketing	237.6	245.7	(8.1)	(3.3)%
General and administrative	25.7	31.4	(5.7)	(18.2)%
Segment contribution	$428.5	$466.0	$(37.5)	(8.0)%
Segment margin	53.5%	53.9%		(0.4)%
Segment gross margin(2)	86.3%	86.0%		0.3%
(1) Excludes amortization and impairment of acquired intangibles including product rights, as well as indirect cost of sales not attributable to segment results.
(2) Defined as net revenues less segment related cost of sales as a percentage of net revenues.
(3) Includes Optive® sales of $27.8 million which were previously disclosed separately in the three months ended March 31, 2018.

The following table provides a reconciliation of anticipated GAAP loss / income from continuing operations to non-GAAP performance net income attributable to shareholders for the three months ending June 30, 2019 and twelve months ending
December 31, 2019:

			Table 12

	Three months ending June 30, 2019		Twelve months ending December 31, 2019
(in millions, except per share information)	LOW	HIGH	LOW
GAAP income/(loss) from continuing operations attributable to shareholders	$165.0	$233.0	$(1,876.0)
Adjusted for:
Amortization	1,400.0	1,400.0	5,600.0
Acquisition, divestiture, licensing and other non- recurring charges	5.0	5.0	100.0
Accretion and fair-value adjustments to contingent consideration	5.0	5.0	30.0
Impairment/asset sales and related costs	-	-	2,462.0
Non-acquisition restructurings, including Global Supply Chain initiatives	-	-	4.0
Legal settlements	-	-	10.0
Income taxes on items above and other discrete income tax adjustments	(185.0)	(185.0)	(835.0)
Non-GAAP performance net income attributable to shareholders	1,390.0	1,458.0	5,495.0

Diluted earnings per share

Diluted (loss) / income per share from continuing operations attributable to shareholders- GAAP	$0.50	$0.70	$(5.70)

Non-GAAP performance diluted net income per share attributable to shareholders	$4.20	$4.40	$16.55

Basic weighted average ordinary shares outstanding	328.0	328.0	329.0
Effect of dilutive securities:
Dilutive shares	3.0	3.0	3.0
Diluted weighted average ordinary shares outstanding	331.0	331.0	332.0